Our File No.:	235991
Date:	February 8, 2023

Lexagene Holdings Inc.
500 Cummings Center, Suite 4550
Beverly, Massachusetts 01915

Dear Sirs/Mesdames:

Re: Lexagene Holdings Inc. (the "Company") -
Omnibus Incentive Plan of the Company, as amended (the "Omnibus Plan")

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the "U.S. Securities Act").

The Registration Statement relates to the registration of 8,421,344 common shares of the Company (the "Plan Shares") issuable by the Company pursuant to the exercise of stock options ("Stock Options") and the payout of restricted stock units ("RSUs") granted pursuant to the Company's Omnibus Incentive Plan, as amended (the "Omnibus Plan").

Documents Reviewed

In rendering the opinion set forth below, we have reviewed:

(a) the Registration Statement and the exhibits thereto;

(b) the Notice of Articles of the Company (the "Notice of Articles") and Articles of the Company (the "Articles") as in effect on the date hereof, and as referred to in the list of Exhibits to the Registration Statement;

(c) certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Omnibus Plan and the Stock Options and RSUs granted pursuant to the Omnibus Plan;

(d) the Omnibus Plan; and

(e) such other documents as we have deemed relevant.

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February 8, 2023 Page 2

Assumptions, Limitations and Qualifications

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a) the foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia), as amended (the "BC Business Corporations Act"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company.  In particular, we express no opinion as to United States federal securities laws, including the U.S. Securities Act;

(b) we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c) we have assumed that: (i) each Stock Option or RSU granted or to be granted pursuant to the Omnibus Plan has been or will be duly authorized by the board of directors of the Company in accordance with the Articles and Notice of Articles of the Company, the BC Business Corporations Act and the Omnibus Plan; (ii) each agreement governing a Stock Option or RSU under the Omnibus Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms; (iii) any common shares issuable upon exercise of a Stock Option will be issued following payment in full of the exercise price of such Stock Option and in accordance with the Omnibus Plan; and (iv) any common shares issuable upon payout of a RSU will be issued in accordance with the terms of the grant of the RSU and the Omnibus Plan, and any performance requirements and vesting conditions to the payout of such RSU will have been satisfied;

(d) we have assumed that at the time the Company is or becomes obligated to issue any Plan Shares upon exercise of Stock Options or payout of RSUs granted pursuant to the Omnibus Plan, the Company (i) will have adequate authorized and unissued common shares to fulfill such obligations, and (ii) will be in good standing with the British Columbia Registrar of Companies;

(e) we have assumed that at the time the Company is or becomes obligated to issue any Plan Shares upon exercise of Stock Options or payout of RSUs granted pursuant to the Omnibus Plan, the Articles and Notice of Articles will remain in force, without amendment, and no authorization of the board of directors of the Company with respect to the Omnibus Plan or any Stock Options or RSUs granted under the Omnibus Plan will have been revoked; and

February 8, 2023 Page 3

(f) we have assumed the absence of fraud in any transaction pursuant to which Plan Shares may be issued pursuant to any Stock Option or RSU granted under the Omnibus Plan, and that the consideration authorized by the board of directors for the Plan Shares will have been received by the Company prior to their issuance.

Opinion

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Plan Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to the exercise of Stock Options or the payout of RSUs granted pursuant to the Omnibus Plan, provided that:

(a) such Stock Options and RSUs have been granted in accordance with the terms and conditions of the Omnibus Plan; and

(b) the persons receiving any Shares upon the exercise of Stock Options or the payout of RSUs granted under the Omnibus Plan have performed their obligations to the Company in accordance with the terms and conditions of the Omnibus Plan and any agreement evidencing the grant of the Stock Options, including the payment of the required exercise price with respect to Stock Options, or RSUs, including the performance of the required services and the satisfaction of all vesting conditions with respect to such RSUs.

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia and the federal laws of Canada applicable therein as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and in any amendment thereto.

Yours truly,

/s/ McMillan LLP